EXHIBIT 4

Writer’s Direct Dial	EMMET, MARVIN & MARTIN, LLP COUNSELLORS AT LAW _____ 120 Broadway New York, New York 10271 _____ (212) 238-3000 (212) 653-1760 _____ Fax: (212) 238-3100 Fax: (212) 653-1730 http://www.emmetmarvin.com	177 MADISON AVENUE MORRISTOWN, NEW JERSEY 07960 (973) 538-5600 FAX: (973) 538-6448

1351 WASHINGTON BOULEVARD STAMFORD, CONNECTICUT 06902-4543 (203) 425-1400 FAX: (203) 425-1410

September 26, 2008

The Bank of New York Mellon,

  as Depositary

101 Barclay Street

New York, New York, 10286

Re:

Global Depositary Shares for Global Depositary Shares representing Units, each representing ownership of one acāo preferencial, without par value, of Unibanco-União de Bancos Brasileiros S.A. and one acāo preferencial, without par value of Unibanco Holdings S.A.

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement (the "Deposit Agreement") for issuance of Global Depositary Shares ("GDSs"), which may be evidenced by Global Depositary Receipts ("GDRs") for Global Depositary Shares representing Units, each representing ownership of one acāo preferencial, without par value, of Unibanco-União de Bancos Brasileiros S.A. and one acāo preferencial, without par value of Unibanco Holdings S.A. for which you propose to act as Depositary.

We are of the opinion that the GDSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the GDRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP